The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2015

Citigroup Inc.	January---, 2016 Medium-Term Senior Notes, Series G Pricing Supplement No. 2016-CMTNG0814 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Market-Linked Notes Based on a Basket of Three Equity Indexes Due August----, 2023

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of a basket (the “basket”) consisting of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index (each, a “basket component”) from the initial basket level to the final basket level.

▪	The notes provide 1-to-1 exposure to the performance of the basket within a limited range of potential appreciation. If the basket appreciates from the initial basket level to the final basket level, you will receive a positive return at maturity equal to that appreciation, subject to the maximum return at maturity specified below. However, if the value of the basket remains the same or depreciates from the initial basket level to the final basket level, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the basket appreciates from the initial basket level to the final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	Investors in the notes must be willing to forgo (i) any return on the notes in excess of the maximum return at maturity and (ii) any dividends that may be paid on the stocks included in the basket components during the 7.5-year term of the notes. If the basket does not appreciate from the pricing date to the valuation date, you will not receive any return on your investment in the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY TERMS
Basket:	Basket Component	Weighting	Initial Component Level*
	S&P 500® Index (ticker symbol: “SPX”)	1/3
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	1/3
	TOPIX® Index (ticker symbol: “TPX”)	1/3
* The initial component level for each basket component will be the closing level of that basket component on the pricing date.
Aggregate stated principal amount:	$
Stated principal amount:	$10 per note
Pricing date:	January , 2016 (expected to be January 29, 2016)
Issue date:	February , 2016 (three business days after the pricing date)
Valuation date:	July , 2023 (expected to be July 31, 2023), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	August , 2023 (expected to be August 3, 2023)
Payment at maturity:	For each note you hold at maturity, the $10 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪ If the final basket level is greater than the initial basket level:

$10 x the basket return, subject to the maximum return at maturity

▪ If the final basket level is less than or equal to the initial basket level:

$0

Basket return:	The final basket level minus the initial basket level, divided by the initial basket level
Initial basket level:	100
Final basket level:	100 × [1 + (component return of SPX × 1/3) + (component return of SX5E × 1/3) + (component return of TPX × 1/3)]
Component return:	For each basket component: (final component level – initial component level) / initial component level
Final component level:	For each basket component, its closing level on the valuation date.
Maximum return at maturity:	The maximum return at maturity will be determined on the pricing date and will be at least $15.00 per note (150.00% of the stated principal amount). Because of the maximum return at maturity, the payment at maturity will not exceed $25.00 per note.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17323P363 / US17323P3635
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per note:	$10.00	$0.30(2)	$9.65
$0.05(3)
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the notes on the pricing date will be at least $9.200 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $0.35 for each $10 note sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.30 for each $10 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each note.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-03 dated November 13, 2013      Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for each affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Summary

The notes offer the potential for 100% participation in any positive performance of the basket, subject to the maximum return at maturity. The notes provide investors:

▪	an opportunity to gain exposure to the basket;

▪	the repayment of principal at maturity;

▪	100% participation in any appreciation of the basket over the term of the notes, subject to the maximum return at maturity; and

▪	no exposure to any decline of the basket if the notes are held to maturity.

At maturity, if the basket has depreciated or has not appreciated at all, you will receive the stated principal amount of $10 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Citigroup Inc. Investors in the notes will not receive any dividends paid on the stocks that make up the basket components over the term of the notes.

Maturity:	Approximately 7.5 years
Participation rate:	100%
Maximum return at maturity:	At least $15.00 (150.00% of the stated principal amount), to be determined on the pricing date
Minimum payment at maturity:	$10.00
Interest:	None

Key Investment Rationale

The notes offer investors exposure to the performance of a basket of equally-weighted equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity basket-based return, and who are willing to forgo dividends and any return in excess of the maximum return at maturity in exchange for the repayment of principal at maturity if the basket depreciates.

Repayment of Principal:	The notes offer investors 1-to-1 upside exposure to any appreciation of the basket up to the maximum return at maturity, while providing for the repayment of principal in full at maturity.

January 2016	PS-2

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Upside Scenario:	If the final basket level is greater than the initial basket level, the payment at maturity for each note will be equal to the $10 stated principal amount plus the basket return, subject to the maximum return at maturity of at least $15.00 per security (at least 150.00% of the stated principal amount). For example, if the final basket level is 3% greater than the initial basket level, the notes will provide a total return of 3% at maturity.
Par Scenario:	If the final basket level is less than the initial basket level, the notes will pay only the stated principal amount of $10 at maturity.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level. The diagram and examples below are based on a hypothetical maximum return at maturity of $15.00 per note, which is equivalent to a hypothetical maximum return at maturity of 150.00%.

Investors in the notes will not receive any dividends that may be paid on the stocks that are included in any basket component. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Market-Linked Notes Payment at Maturity Diagram

Your actual payment at maturity per note will depend on the actual maximum return at maturity, which will be determined on the pricing date, and the actual final basket level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

January 2016	PS-3

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Example 1—Upside Scenario A. The hypothetical final basket level is 110.00 (a 10.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,100.00	2,205.00	5%
EURO STOXX 50® Index	3,300.00	3,630.00	10%
TOPIX® Index	1,500.00	1,725.00	15%
Hypothetical Final Basket Level:	100.00 × [1 + (5% × 1/3) + (10% × 1/3) + (15% × 1/3)] = 110.00

Payment at maturity per note = $10 + the note return amount

= $10 + ($10 × basket return), subject to the hypothetical maximum return at maturity of $15.00

= $10 + ($10 × 10.00%), subject to the hypothetical maximum return at maturity of $15.00

= $10 + $1.00, subject to the hypothetical maximum return at maturity of $15.00

= $11.00

Because the basket appreciated by 10.00% from the initial basket level to the hypothetical final basket level and the note return amount of $1.00 results in a total return at maturity of 10.00%, which is less than the hypothetical maximum return at maturity of 150.00%, your total return at maturity in this scenario would be 10.00%.

Example 2—Upside Scenario B. The hypothetical final basket level is 280.00 (a 180.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,100.00	6,090.00	190%
EURO STOXX 50® Index	3,300.00	2,970.00	-10%
TOPIX® Index	1,500.00	6,900.00	360%
Hypothetical Final Basket Level:	100.00 × [1 + (190% × 1/3) + (-10% × 1/3) + (360% × 1/3)] = 280.00

Payment at maturity per note = $10 + the note return amount

= $10 + ($10 × basket return), subject to the hypothetical maximum return at maturity of $15.00

= $10 + ($10 × 180.00%), subject to the hypothetical maximum return at maturity of $15.00

= $10 + $18.00, subject to the hypothetical maximum return at maturity of $15.00

= $25.00

Because the basket appreciated by 180.00% from the initial basket index level to the hypothetical final basket level and the note return amount of $18.00 results in a total return at maturity of 180.00%, which is greater than the hypothetical maximum return at maturity of 150.00%, your total return at maturity in this scenario would equal the maximum return at maturity of 150.00%. In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return at maturity.

Example 3—Par Scenario. The hypothetical final basket level is 90.00 (a 10.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Basket Component Return
S&P 500® Index	2,100.00	2,205.00	5%
EURO STOXX 50® Index	3,300.00	3,630.00	10%
TOPIX® Index	1,500.00	825.00	-45%
Hypothetical Final Basket Level:	100.00 × [1 + (5% × 1/3) + (10% × 1/3) + (-45% × 1/3)] = 90.00

Payment at maturity per note = $10 + the note return amount

= $10 + $0

= $10

Because the basket depreciated from the initial basket level to the hypothetical final basket level, the payment at maturity per note would equal the $10 stated principal amount per note. In this scenario, even though the S&P 500® Index and the EURO STOXX 50® Index appreciated, the appreciation is more than offset by the depreciation of the TOPIX® Index.

January 2016	PS-4

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the basket components contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. Please also note that Citigroup Inc. earnings will be announced on January 15, 2016.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket level to the final basket level. If the final basket level is equal to or less than the initial basket level, you will receive only the stated principal amount of $10 for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket level to the final basket level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited. Your potential total return on the notes at maturity is limited to the maximum return at maturity of at least 150.00%, which is equivalent to a maximum return at maturity of $15.00 per note. The actual maximum return at maturity will be determined on the pricing date. Any increase in the final basket level over the initial basket level by more than 150.00% will not increase your return on the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket level to the final basket level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 7.5-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the securities included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield, which could be substantial, over the term of the notes.

▪	Your payment at maturity depends on the closing levels of the basket components on a single day. Because your payment at maturity depends on the closing levels of the basket components solely on the valuation date, you are subject to the risk that the closing levels on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket components, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

January 2016	PS-5

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among those basket components, dividend yields on the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend yields on the stocks included in the basket components, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50® Index, the volatility of the exchange rate between the U.S. dollar and the Japanese yen, the correlation between that exchange rate and the level of the TOPIX® Index, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. Changes in the level of the basket may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

January 2016	PS-6

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪	The EURO STOXX 50® Index is subject to risks associated with the Eurozone. The companies whose stocks constitute the EURO STOXX 50® Index are leading companies in the Eurozone. A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions. Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the EURO STOXX 50® Index, are impossible to predict. This uncertainty may contribute to significant volatility in the EURO STOXX 50® Index, and adverse developments affecting the Eurozone may affect the EURO STOXX 50® Index in a way that adversely affects the value of and return on the notes.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the EURO STOXX 50® Index.

▪	The performance of the TOPIX® Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar. The TOPIX® Index is composed of stocks traded in Japanese yen, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the TOPIX® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Japanese yen appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the TOPIX® Index.

▪	The EURO STOXX 50® Index and the TOPIX® Index are subject to non-U.S. securities markets risk. The EURO STOXX 50® Index and the TOPIX® Index include constituent stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the S&P 500® Index, the EURO STOXX 50® Index or the TOPIX® Index. Changes that affect the basket components may affect the value of your notes. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the level of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

▪	Our offering of the notes is not a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short

January 2016	PS-7

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

positions) in the stocks included in the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the levels of the basket components in a way that has a negative impact on your interests as a holder of the notes.

▪	The level of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the stocks included in the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks included in the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

January 2016	PS-8

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 4, 2010 to December 28, 2015, assuming that the basket was created on January 4, 2010 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 4, 2010 to December 28, 2015

January 2016	PS-9

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the section “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on December 28, 2015 was 2,056.50.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 4, 2010 to December 28, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 4, 2010 to December 28, 2015

January 2016	PS-10

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on December 28, 2015 was 3,256.49.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 4, 2010 to December 28, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 4, 2010 to December 28, 2015

TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market. It comprises all domestic common stocks listed on the TSE First Section. Stocks listed on the TSE First Section are generally large companies with longer established and more actively traded issues. The TOPIX® Index is calculated and maintained by the Tokyo Stock Exchange. The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc., and have been licensed for use by Citigroup Global Markets Inc. and its affiliates. For more information, see “Equity Index Descriptions—TOPIX® Index—License Agreement with the TSE” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.

January 2016	PS-11

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Historical Information

The closing level of the TOPIX® Index on December 28, 2015 was 1,529.22.

The graph below shows the closing levels of the TOPIX® Index for each day such level was available from January 4, 2010 to December 28, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the TOPIX® Index as an indication of future performance.

TOPIX® Index – Historical Closing Levels January 4, 2010 to December 28, 2015

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

January 2016	PS-12

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations generally will not apply to the notes assuming there is no significant modification to the notes’ terms that results in a deemed exchange of the notes for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the notes and to the payment of gross proceeds of a disposition (including a retirement) of the notes. However, under a recent Internal Revenue Service notice, withholding under “FATCA” will apply to payments of gross proceeds (other than amounts treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $0.35 for each $10 note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisers collectively, a fixed selling concession of $0.30 for each $10 note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

January 2016	PS-13

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries' rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

January 2016	PS-14

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Equity Indexes Due August---, 2023

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

January 2016	PS-15